Exhibit 10.25

PURCHASE AGREEMENT

PA LICENSED BROKER	PA LICENSED BROKER
LISTING BROKER (Company): CB Richard Ellis — Harrisburg	SELLING BROKER (Company): ROCK Commercial Real Estate, LLC

Acting as;	( XX ) Seller’s Agent ( ) Dual Agent	Acting as:	( XX ) Buyer’s Agent ( ) Dual Agent
	( ) Transaction Licensee		( ) Transaction Licensee

	( ) Designated Agent for Seller		( ) Designated Agent for Buyer
It is understood and agreed by the parties that the above designated Broker(s)/ Agent(s) owe(s) fiduciary duties only to the parties as referenced herein. If the same Agent is named as Agent for the Buyer and the Seller, this creates a dual agency relationship, which is described in Section 20 herein.
THIS DOCUMENT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT, READ IT CAREFULLY.
     THIS AGREEMENT, is made this 12th day of February, 2007.
1)	PARTIES: Between StarVox Communications, Inc. formerly Capital Telecommunications, Inc. (hereinafter “Seller”) and Robert A. Fahn, and/or his assigns/nominees (hereinafter “Buyer”).
2)	PROPERTY: Seller hereby agrees to sell and convey to Buyer, who hereby agrees to purchase: ALL THAT CERTAIN tract of ground with improvements thereon, if any, known as 200 West Market Street, also known as Tax Map Parcel: 67-04-066-01-0001-00-0000, in the municipality of City of York, County of York, Commonwealth of Pennsylvania. 17401 further described on Exhibit A attached hereto (hereinafter “Property”)
BUYER AGREES TO BUY AND SELLER AGREES TO SELL THE PROPERTY ON THE FOLLOWING TERMS
AND CONDITIONS:
3)	PURCHASE PRICE / DEPOSITS / FINANCING:
A)	PURCHASE PRICE: The total purchase price for the Properly is Five Hundred Thousand and 00/100 Dollars ($500,000.00).
i)	DEPOSITS/DOWN PAYMENT:
a) Good funds (the “Deposits”) within two calendar days of Seller’s and Buyer’s execution of this Agreement $ 25,000.00
ii)	BALANCE OF PAYMENT, at settlement: $475,000.00

iii)	All Deposits paid on account of purchase price shall be held by Stock and Leader Attorneys at Law, Attn: Ronald L. Hershner, Esq., Susquehanna Commerce Center East, 221 west Philadelphia Street, Suite E600, York, PA 17401-2994 (“Escrow Holder”) in an interest bearing account acceptable to Buyer and Seller.

iv)	All interest on said deposits, if any, shall accrue to the benefit of the Buyer prior to the scheduled Settlement and to Seller thereafter.
B)	FINANCING CONTINGENCY: This sale is NOT contingent upon financing for Buyer.
4)	TITLE, SURVEYS & COSTS:
A)	The Property is to be conveyed in fee simple by Special Warranty Deed, free and clear of all liens, encumbrances, and easements, EXCEPTING, HOWEVER, the following: existing deed restrictions, historic preservation restrictions or ordinances, building restrictions, ordinances, easements of roads, easements visible upon the ground, easements of record, privileges or rights of public service companies, if any and the exceptions to title of record (the “Permitted Exceptions”); and otherwise, the title to the above described real estate will be good and marketable and such as will be insured by a reputable title insurance company at the regular rates. Buyer’s right to object to any title exception noted in the title report is set forth in Section 6.A(i).

B)	In the event Seller is unable to give a good and marketable title and such as will be insured by a reputable title company at the regular rates, as specified in paragraph 4)A), Buyer will have the option of taking such title as Seller can give without changing the price or of being repaid all monies paid by Buyer to Seller on account of purchase price and Seller will reimburse Buyer for any costs incurred by Buyer for those items specified in paragraph 4)C) and in paragraph 4)D) items (i), (ii), (iii); and in the latter event, there will be no further liability or obligation on either of the parties hereto and this Agreement will become VOID.

C)	Any survey or surveys which may be required by the title insurance company or the abstracting attorney for the preparation of an adequate legal description of the Property (or the correction thereof), will be secured and paid for by Buyer. However, any survey or surveys desired by Buyer or required by the mortgage lender will be secured and paid for by Buyer.

D)	Buyer will pay for the following on or before time of Settlement, relative to the Settlement occurring:
i)	The premium for mechanics lien insurance and/or title search or fee for cancellation of same, if any;

ii)	The premiums for flood insurance and/or fire insurance with extended coverage, insurance binder charges or cancellation fee, if any, (insurance policies shall not be transferred): and

iii)	Appraisal fees and charges shall be paid in advance to mortgage lender, if any.
E)	Other settlement costs and accruals, unless otherwise staled herein, shall be paid in accordance with the custom of York Count)[1]. Pennsylvania
5)	SETTLEMENT: Settlement to be made on or before the February 21, 2007 or such earlier date and the parties shall be in a position to proceed with Settlement (herein “Settlement”). Buyer and Seller agree that they will use all reasonable diligence to close this transaction as soon as reasonably possible. In addition to Seller’s other obligations hereunder, at the Settlement. Seller shall also deliver to Buyer an assignment of any and all right, title and interest of Seller under any contracts relating to the Property which have been previously disclosed and approved by Buyer, including without limitation, all rights to receive income relating to the lease of two (2) parking spaces at the Property.

6)	OTHER TERMS AND CONDITIONS:
A)	Anything herein the contrary notwithstanding, the parties hereto agree to the following terms and contingencies:
i)	DUE DILIGENCE — Buyer shall be entitled after the Acceptance Date and up until one day prior to the Settlement Date (the “Feasibility End Date”) to enter on the Property with its representatives and contractors and to conduct due diligence inspections of the Property and analyze all information
RF Buyer’s Initials	TR Seller’s Initials

pertaining to the Property and to prepare or have prepared a survey and/or building plans of the Property and conduct any testing and/or Phase I Environmental Audit(s) of the Property and to make such investigations as Buyer may desire (hereinafter “Due Diligence”) concerning, without limitation, the applicable zoning, governmental approvals, and contamination of the Property, the title of the Property, the availability of utilities, the rental market for the Property, the topography, climate, air, water rights, present and future zoning, soil, and subsoil of the Property, the purposes to which the Property may be suited, the value, potential for development, drainage, access to public roads, proposed routes of roads or extensions thereof for the Property, the land use laws and other government regulations to which the Property and the uses thereof may be subject, and all other matters in any way affecting the Property, or the use or ownership thereof (herein collectively the “Property Matters”). Buyer shall pay all costs of the Due Diligence, shall restore any damage or disturbance to or of the Property that occurs as a result thereof, and shall indemnify and hold Seller harmless from and against any costs, claims, liability or expenses, including attorneys’ fees, that arise out of the conducting of the Due Diligence, If in the Buyer’s sole subjective discretion, as a result of Buyer’s Due Diligence, the results of any inspection are acceptable, then Buyer shall so notify Seller of such fact by delivery of an unconditional written notice to Seller and Escrow Holder stating that Buyer will proceed with the Settlement of the transaction (the “Acceptance Notice”), not later than 5:00 P.M., Eastern Time, on the Feasibility End Date. Time is of the essence, and if no such Acceptance Notice is delivered by Buyer to Escrow Holder and Seller by such time, it will be conclusively established that Buyer has decided to NOT proceed with the closing of the transaction, Seller shall order the Escrow Holder to immediately release the Deposit to Buyer, and after Buyer’s compliance hereunder and return of it’s Deposits to Buyer, there shall be no further liability or obligation on either of the parties hereto and this Agreement shall then and thereafter be null and void and Seller shall be free to sell the Property on any terms to any other party or to retain the Property for its own account, free of any claim by Buyer.

ii)	LEASE REVIEW — Seller hereby certifies that the Property is NOT encumbered by any Lease Agreements that would affect Buyer, other than the Leaseback to Seller herein described.

iii)	PLANS/SURVEYS — Seller shall provide copies of all existing drawings/plans for the Property to Buyer within three (3) days of Acceptance Date of this Agreement.

iv)	SELLER LEASE BACK — Concurrent with the Settlement of the sale of the Property to Buyer, Buyer, as lessor, shall lease to Seller, as lessee, (the “Lease Back”) approximately 4,350 Rentable SF of the Property as more particularly described in, and on the terms and conditions set forth in, the form of lease attached hereto as Exhibit B.

v)	BROKERAGE FEE — Seller shall pay Seller’s agent any commission or compensation owing to Seller’s Agent as a consequence of this Agreement and Seller and Buyer shall have no obligation to pay Buyer’s Broker for any commission or other compensation as a consequence of this transaction. Seller’s agent shall pay Buyer’s Agent fifty percent (50%) of the total fee paid/collected by Seller’s Agent, at Settlement.
7)	BROKER’S INDEMNIFICATION: Buyer and Seller represent that they have dealt with no real estate brokers or agents except as noted above (Page 1) in connection with this transaction. In the event any claims for brokerage commissions, finder’s fees other compensation arising out of the transactions contemplated by this Contract are asserted by anyone (other than Buyer’s Agent or Seller’s Agent), the party hereto whose action directly or indirectly gave rise to such claims shall be responsible for payment thereof, and shall indemnify and hold the other party harmless from and against all loss, cost, damage, expense and liability incurred as a result thereof.

8)	ZONING: The zoning classification is Commercial Waterfront with an Enterprise Area District Overlay. However, Seller does not warrant the accuracy of the zoning classification and Buyer shall determine to its satisfaction the zoning classification for the Property prior to the Feasibility End Date.

9)	POSSESSION: Possession is to be delivered by deed (as described herein), keys and physical possession of that portion of the Property not occupied by Seller pursuant to the Lease Back will be delivered to Buyer on the date of the payment of the Purchase Price, free of debris and otherwise in its then existing condition. Seller will not enter into or renew any lease(s) for any term whatsoever during the term of this Agreement.

10)	PRORATIONS: Rents are assumed collected when due, real property taxes, and any other expenses of the Property shall be prorated as of the Closing Date. All deposits with respect to the Property made by Seller prior to Settlement shall be returned to Seller.

11)	INSPECTION: Subject to the Buyer’s right to perform a Due Diligence Inspection pursuant to section 6)A)i) herein, it is understood that Buyer will have inspect the Property before Settlement to the fullest extent desired by Buyer (including fixtures and any personal property specifically scheduled herein), or will have waived the right to do so and has agreed to purchase it in its present condition, with all faults, and has agreed to purchase it as a result of such inspection(s) and not because of or in reliance upon any representation made by the Seller or any other officer, partner or employee of Seller or by any Agent of the Seller, their salespersons and employees, officers and/or partners not expressly set forth in this Agreement. Buyer acknowledges that Brokers, their licensees, employees, officers or partners have not made an independent examination or determination of the structural soundness of the Property, the age or condition of the components, environmental conditions, the permitted uses, or of conditions existing in the locate where the Property is situated; nor have they made a mechanical inspection of any of the systems contained therein. Buyer reserves the right to make a pre-settlement inspection of the Property. By delivery of Buyer’s Acceptance Notice to Seller and the closing of this transaction, except for a breach of any representation or warranty or any indemnity obligation of Seller set forth in this Agreement, Buyer shall conclusively deemed, for itself and its successors and assigns, to have waived all claims against Seller with respect to any Property Matter or otherwise with respect to the Property or this Agreement, whether then known or unknown.

12)	CONDITION OF PROPERTY: Subject to Buyer’s right to perform a Due Diligence Inspection and the representations of Seller set forth in Section 27, it is understood and agreed that the Property is being sold “as is”, with all deficiencies, defects, and encumbrances, patent or latent, recorded or unrecorded, and that Buyer has, or will have prior to the Closing Date, inspected the Property and that neither Seller nor Agent makes any representation or warranty as to the physical condition or value of the Property or its suitability for Buyer’s intended use.

13)	FIXTURES AND PERSONAL PROPERTY:
A)	INCLUDED in this sale and purchase price are all existing items permanently installed in the Property, including plumbing; heating; built-in air conditioners; lighting fixtures; water treatment systems; wall to wall carpeting, screens, storm sash and or doors, shades, awnings, Venetian blinds, radiator covers, cornices, kitchen cabinets, drapery rods, drapery rod hardware, curtain rods, curtain rod hardware, all trees, shrubbery, plantings now in or on Property, garage door openers, sheds, if any, and any remaining heating fuels stored on the Property at the time of settlement, unless otherwise stated which are permanently affixed to the Property. Also included: two (2) built-in desks located in the front two offices of the Property.

B)	EXCLUDED fixtures and items: All other removable trade fixtures, furnishings and equipment used in the conduct of Seller’s business which may be removed from the Property without permanent damage to the Property, including without limitation: All batteries utilized for back up system(s), computers, desks, tables, and office equipment
RF Buyer’s Initials	TR Seller’s Initials

14)	MAINTENANCE AND RISK OF LOSS:
A)	Seller will maintain the Property and any personal property specified herein, in its present condition, normal wear and tear, acts of God, other casualties, damage caused by Buyer or its agents, employees, tenants, successors, assigns, and invitees excepted.

B)	Seller will promptly notify the Buyer if, at any time prior to the lime of settlement, all or any portion of the Property is condemned, destroyed, or damaged as a result of any cause whatsoever.

C)	Seller will bear risk of loss from fire or other causes until time of settlement. In the event that any such casualty damage to any property included in this sale is not repaired or replaced prior to Settlement, Buyer will have the option of rescinding this Agreement and receiving all monies paid on account or of accepting file Property in its then condition together with the proceeds of any insurance recovery obtained by Seller. Buyer is hereby notified that he/she may insure his/her equitable interest in this Property as of the time this Agreement is accepted.
15)	STATUS OF SEWER AND WATER: Seller represents that the Property is served by: Public Sewer and Public Water. Seller further warrants that connections to these system(s) are fully paid for as of the date of this Agreement.
16)	TIME IS OF THE ESSENCE — DEFAULT:

The said time for settlement and all other times referred to for the performance of any of the obligations of this Agreement are hereby agreed to be of the essence of this Agreement. For the purposes of this Agreement, number of days will be counted from the date of execution, by excluding the day this Agreement was executed and including the last day of the time period.
i)	Should the Buyer 1) fail to make any additional payments, as specified in paragraph 3)A)i), or 2) Furnish false or incomplete information to Seller, Listing Broker, Selling Broker, or the mortgage lender, if any, concerning Buyer’s legal or financial status, or fail to cooperate in the processing of the mortgage loan application, which acts would result in the failure to obtain the approval of a mortgage loan commitment, or 3) violate or fail to fulfill and perform any of the terms or conditions of this Agreement, the Seller SHALL BE ENTITLED TO RETAIN THE DEPOSITS HELD BY THE ESCROW HOLDER, TOGETHER WITH ALL ACCRUED INTEREST THEREON, BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE DAMAGES SELLER WILL INCUR AS A CONSEQUENCE OF BUYER’S DEFAULT IS DIFFICULT TO ESTIMATE AND THAT THE DEPOSITS ARE A REASONABLE SUM AS AND FOR DAMAGES CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED FROM SUCH BUYER DEFAULT, AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT.

By executing this provision as indicated below, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained the consequences of this liquidated damages provision at the time this agreement was made.

BUYER’S INITIALS	RF	SELLER’S INITIALS
B) Should the Seller violate or fail to fulfill and perform any of the terms and conditions of this Agreement in any material respect as its sole and exclusive remedies, Buyer may elect (i) to terminate this Agreement at any time prior to Settlement and recover its Deposits and the accrued interest thereon, or (ii) a suit for specific performance of Seller’s obligations. Except as set forth in the Lease Back, Buyer shall have no claims against Seller with respect to the Property after the Settlement.
17)	BROKER DISCLAIMER: Buyer and Seller acknowledge that, except as otherwise expressly stated herein, Agent(s) have not made any warranty or : representation with respect to any of the following:
A)	The legality of the present or any possible future use of the Property under any federal, state or local law;

B)	Pending or possible future action by any governmental entity or agency which may affect the Property;

C)	The physical condition of the Property, including but not limited to soil conditions, the structural integrity of the improvements, and the presence or absence of fungi or wood destroying organisms;

D)	The accuracy or completeness of income and expense information and projections, of square footage figures, and of The tests of lease, options, and other agreements affecting the Property;

E)	The possibility that leases, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; or

F)	The presence or location of any hazardous materials on or about the Property, including, but not limited to, asbestos, PCB’s, other toxic, hazardous or contaminated substances, and underground storage tanks. (Agent further recommends that Buyer seek independent professional counsel to determine presence and/or location of hazardous materials. Buyer agrees that investigation and analysis of the foregoing matter is Buyer’s sole responsibility and the Buyer shall therefore not hold Agent responsible. This disclaimer shall survive settlement).
18)	AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the purchase price of the Property to those individuals, firms, financial institutions, who may be involved in the process of this Agreement.
19)	BROKERS: The business relationships between the Broker(s) and Seller and Buyer are as follows, UNLESS a different relationship is checked below.
A)	The Listing Broker is Agent for Seller.

B)	The Selling Broker is Agent for Buyer

C)	When the Listing Broker and Selling Broker are the same, the Broker is a Dual Agent. Dual Agency applies to all licensees, UNLESS there is a Designated Agent for Seller and a Designated Agent for Buyer. If the same Licensee is designated for Seller and Buyer, the Licensee is a Dual Agent. Seller and Buyer understand that ROCK Commercial Real Estate, LLC may represent both Seller and Buyer in the sale of the Property, and acknowledge and consent to such potential dual representation. Agents shall assist both parties to comply with the terms and conditions precedent to the closing of the transaction and shall keep both Buyer and Seller fully informed regarding all aspects of the transaction. ROCK Commercial Real Estate, LLC shall not be liable for refusing or failing to disclose information which in the sole discretion of the agent could harm one party’s bargaining position and/or that could benefit the other party. ROCK Commercial Real Estate, LLC also cannot guarantee the success of the dual agency relationship or that any transaction will close.
A Business Relationship exists that is different from above, as follows:
__	The Selling Broker is the Agent/subagent for Seller.

__	The Selling Broker is a Transaction Licensee.

__	The Listing Broker is a Transaction Licensee.
D)	Broker(s) may perform services to assist unrepresented parties in complying with the terms of this Agreement.

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Buyer’s initials	Seller’s Initials

20)	REAL ESTATE LICENSEE: Buyer and/or Buyer’s potential partner(s) may be a Real Estate Licensee and acting as Principal.

21)	DEPOSIT AND RECOVERY FUND:
A)	Deposits paid by Buyer within 30 days of settlement will be by cash, cashier’s or certified check. Deposits, regardless of the form of payment and the person designated as payee, will be paid to Escrow Holder, who will retain them in an escrow account until consummation or termination of this Agreement in conformity with all applicable laws and regulations. Any uncashed check tendered as deposit may be held pending the acceptance of this offer.

B)	In the event of a dispute over entitlement to deposit monies, a broker holding the deposit is required by the Rules and Regulations of the State Real Estate Commission (49 Pa. Code § 35.327) to retain the monies in escrow until the dispute is resolved. In the event of litigation for the return of deposit monies, a broker will distribute the monies as directed by a final order of court or the written agreement of the parties. Buyer and Seller agree that, in the event any broker or affiliated licensee is joined in litigation for the return of deposit monies, the attorneys’ fees and costs of the broker(s) and licensee(s) will be paid by the party joining them.

C)	A Real Estate Recovery Fund exists to reimburse any persons who have obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who have been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658, or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).
22)	DESCRIPTIVE HEADING: The descriptive headings used herein are for convenience only and they are not intended to indicate all of the matters in the sections which follow them. Accordingly, they shall have no effect whatsoever in determining the rights or obligations of the parties.

23)	TRANSFER TAXES: Real estate transfer taxes will be divided equally between Buyer and Seller.

24)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

25)	SQUARE FOOTAGE RESPONSIBILITY: During the physical inspection period, Buyer shall conduct its own investigation as to actual gross and net square footage of building(s) and land.

26)	IMPUTED INTEREST: Seller and Buyer arc advised that financing carried back by Seller, and existing financing assumed, may be subjected to imputed interest rules at the time of sale or upon any subsequent transfer.

27)	PROPERTY DEFECTS DISCLOSURES:
A)	Seller represents and warrants that to the best of Seller’s knowledge as of the effective date:
i.	That the Property have not been contaminated by any substance in any manner which requires remediation.
B)	Seller represents and warrants:
i.	That Seller has received no notice of a public assessment not reflected in the title report delivered to Buyer nor notice of a future public assessment for any matter including water, sewer, sidewalk or curbs, has been made against the Property.

ii.	That no condominium assessments apply to the Property. If prior to settlement Seller receives any assessments or notices, as previously stated, then Seller shall immediately give notice to Buyers.

iii.	That no notices by any governmental or public authority relating to violations of zoning, housing, building, safety or fire ordinances or codes received by Seller remain uncorrected.

iv.	Neither Seller nor the Property is the subject of a bankruptcy, insolvency, probate, or conservatorship proceeding.
C)	Seller and Buyer acknowledge that Broker(s):
i.	Is/are a licensed Pennsylvania real estate broker;

ii.	is/are not an expert in construction, engineering, or environmental matters; and

iii.	Has not made and will not make any representations or warranties nor conduct investigations of the environmental condition or suitability of the Property or any adjacent property, including whether:
a.	The Property have been contaminated by any substance in any manner that requires remediation;

b.	The Property contains wetlands, flood plains, or any other environmentally sensitive areas, the development of which is limited or precluded by law;

c.	The Property contains asbestos, polychlorinated biphenyls, lead-based paint or any other substance, the removal or disposal of which is subject to any law or regulation; and

d.	Any law has been violated in the handling or disposing of any material or waste or the discharge of any material into the soil, air, surface water, or ground water, except as noted in this Agreement.
D)	The provisions of this Section will survive the performance of this Agreement.
28)	NOTICES & ASSESSMENTS
A)	Seller represents, as of the Acceptance Date of this Agreement, that to the best of Thomas E, Rowley’s and Diane Bjorkstrom’s knowledge, without any duty of investigation, (a) no public improvements or assessments have been made against the Property which remain unpaid and (b) that no notice by any government or public authority has been served upon the Seller or anyone on the Seller’s behalf, including notices relating to violations of zoning, building, safety, or fire ordinances which remain uncorrected unless otherwise specified herein.

B)	The interest on assessments encumbering the Property will be prorated to the date of the Settlement. Buyer shall assume all non-delinquent assessments of record encumbering the Property..

C)	Buyer is advised that access to a public road may require issuance of a highway occupancy permit from the department of transportation.

D)	Buyer acknowledges that taxes may increase due to change of assessment or millage rates.

E)	If prior to settlement Seller receives any assessments or notices from a governmental authority with respect to the Property, as previously stated, then Seller shall immediately give notice to Buyers. Upon delivery to Buyer of any such notice that would require more than $1,000 to remedy, Buyer may terminate this Agreement and recover its Deposits by delivery of written notice to Seller at any time prior to the earlier of the Scheduled Closing Dale or the day which is three (3) business days after delivery of the Buyer’s notice pursuant to this Section.
29)	SUCCESSORS & ASSIGNS: This Agreement and any Addenda attached hereto shall be binding upon and inure to The benefit of the heirs, successors, agents, representatives and assigns of the parties hereto. It is expressly understood, however, that the Buyer may transfer without written consent of Seller.
30)	RECORDING: This Agreement shall not be recorded in the Office of the Recorder of Deeds or in any other office or place of public record. If Buyer causes or permits this Agreement to be recorded, Seller may elect to treat such act as a breach of this Agreement.

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Buyer’s initials	Seller’s Initials

31)	ATTORNEYS’ FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs, including court costs, costs of arbitration, and reasonable attorney’s fees in addition to any other relief to which such party may be entitled.
32)	NOTICE BEFORE SIGNING: When signed by both parties, this is a legal contract. Buyer and Seller acknowledge that Brokers have advised them to consult and retain experts concerning the legal and tax effects of this Agreement and the completion of the sale, as well as the condition and/or legality of (the Property, including, but not limited to, the Property’s improvements, equipment, soil, tenancies, title and environmental aspects.
33)	VOLUNTARY TRANSFER OF CORPORATE ASSETS: The undersigned acknowledges that he/she is authorized by the Board of Directors to sign this Agreement on behalf of the Seller corporation and that this sale does not constitute a sale, lease, or exchange of all or substantially all the property and assets of the corporation, such as would require the authorization or consent of the shareholders pursuant to 15 P.S. § 1311.
34)	ACCEPTANCE DATE — The Acceptance Date of this Purchase Agreement shall be the date the offer is fully executed by Buyer and Seller.
If Seller and Buyer do not execute this Agreement and delivery an executed copy by fax or email to the on or before 5:00 p.m. Pacific Time on February 12, 2007 this offer shall terminate and the Deposits shall be returned to Buyer and neither party shall have an obligation to the other. This Agreement and any amendments thereto, may be executed by the parties by way of transmission through a facsimile (FAX) machine or by email of a scanned copy of the signed original, such copy shall have the same legal enforceability and binding effect upon the parties as though it were signed by all parties in original form. Likewise, the Agreement and any Addendum(s) thereto, may also be executed in multiple copies, each of which shall constitute an original.
The undersigned Buyer and Seller, intending to be legally bound, hereby offers and agrees to purchase and sell the above-described Property for the price and upon the terms and conditions herein stated.
This agreement may be executed in counterparts, which together will constitute the entire agreement between the parties with respect to the Property and the subject matter hereof. This agreement may be amended or supplemented only by a writing executed by Buyer and Seller for such purpose.
<signatures on following page(s)>

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Buyer’s Initials	Page 5 of 9	Seller’s Initials

BUYER: ROBERT A. FAHN and/or his assigns/nominees
The undersigned Buyer intending to be legally bound hereby agrees to purchase the Property from Seller for the price and on the terms and conditions as stated herein. Buyer hereby acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Seller and/or Seller’s Agent.

By: Date:	/s/ Robert A. Fahn 2.12.07 Mr. Robert A. Fahn
232 South Beverly DriveSuite 228 Beverly Hills, CA
Phone: (310) 278-4151
FAX: (310)
E-Mail: Fahn3246@aol.com
WITNESS AND/OR AGENT FOR BUYER: ROCK Commercial Real Estate, LLC.

By:	/s/ David L. Bode
DATE:
David L. Bode, CCIM, SIOR, V. P. — Corporate Services & Partner (Licensee)
ROCK Commercial Real Estate, LLC
221 W. Philadelphia Street, Suite 19, York, PA 17404
Phone: (717) 854-5357x105
FAX: (717) 854-5367
E-Mail: dbode@rockrealestate.net

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Buyer’s Initials	Page 6 of 9	Seller’s Initials

SELLER: SlarVox Communications, Inc.
The undersigned Seller intending to be legally bound hereby agrees to sell the Property to Buyer for the price and on the terms and conditions as stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer and/or Buyer’s Agent.

By: DATE:	/s/ Thomas E. Rowley 2/17/07 Thomas E. Rowley, CEO
2728 Orchard Parkway,San Jose, CA 95134
Phone: (408) 625-2705
FAX: (408)
E-Mail: tomrowley@starvox.com
WITNESS AND/OR AGENT FOR SELLER: CB Richard Ellis — Harrisburg

By:	/s/ Douglas P. Pugh
DATE:
Douglas P. Pugh, Assistant Vice President (Licensee)
CBRE/Harrisburg
Locus Court Building, Suite 200
212 Locusl Street
Harrisburg, PA 17101
Phone: (717) 238-9696 x 108
FAX: (717) 238-2061
E-Mail: Douglas.pugh@cbre.com

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Buyer’s Initials	Page 7 of 9	Seller’s Initials

EXHIBIT A
Property

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Buyer’s Initials	Page 8 of 9	Seller’s Initials

EXHIBIT B
Lease Agreement

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Buyer’s Initials	Page 9 of 9	Seller’s Initials

Exhibit B
FORM OF
LEASE AGREEMENT
     THIS LEASE, dated February ___, 2007 (the “Effective Date”), for reference purposes only, is made by and between                                                                                                   (“Landlord”) and StarVox Communications, Inc. (“Tenant”).
ARTICLE 1
DEFINITIONS
     (a) Building: The term “Building” shall mean that certain building located on the Property containing two (2) stories and eight thousand four hundred eighty eight (8,488) rentable square feet (rentable square feet excluded the unfinished / unoccupied area in the basement).
     (b) Capital Improvements: The term “Capital Improvements” shall mean any improvement, repair or replacement to the Building, which must be capitalized for federal income tax purposes and which is required (i) to comply with any law, rule, regulation or fire underwriter’s requirement, or (ii) because of normal wear and tear of the Building; provided, however that “Capital Improvements” shall in no event include those improvements, repairs and replacements which are the sole responsibility of Landlord under paragraph 6.1 or are necessitated solely as a consequence of the active negligence or willful misconduct of Tenant, or its agents, employees, and contractors.
     (c) Effective Date: The term “Effective Date” means the date of Landlord’s closing of its acquisition of the Property from Tenant.
     (d) Operating Expenses: Operating expenses shall mean the sum of the following costs and expenses incurred by Landlord in connection with operation, protection, repair, and operation of the Property: (1) maintenance, repair, cleaning, painting, landscaping, sweeping, and replacements (other than Capital Improvements) of the Property, including the utility systems, heating, ventilating and air conditioning system, elevators, floor, window and wall coverings and lighting fixtures within the Building; (ii) maintenance, repair, cleaning, sweeping, window washing, elevator servicing, and replacements (other than Capital Improvements) of the exterior of the Building and those portions of the Building reserved for the common use of all tenants of the Building (including the utility systems outside the Building walls), all Building service equipment, lighting fixtures, irrigation systems, floor, window and wall coverings in the common areas of the Building, the parking area, and the Property landscaping, (iii) Real Property Taxes; (iv) charges for water, gas, electricity, sewer, waste pickup, and utilities; and (v) the cost for insurance to be carried by Landlord pursuant to Section 8.b.. Notwithstanding the foregoing, the following costs and expenses shall not be included within the definition of “Operating Expenses”: (a) depreciation; (b) ground lease payments and debt service on mortgages; (c) the cost of constructing tenant improvements for any lessee of the Building; (d) the cost of special services, goods and materials provided to any other lessee of the Property and not to Tenant; (e) cost covered by the proceeds of any insurance policy, indemnity agreement, warranty or guaranty or otherwise reasonably likely to be recovered by Landlord from a third party; (f) costs or expenses incurred as a consequence of the negligence, willful misconduct, breach of lease, or violation of law by Landlord, any other occupant of the Property, or their respective agents, employees, contractors, or invitees; (g) costs of structural Building maintenance (including repair of the exterior, bearing and demising walls of the Building and the foundation); and (h) costs of a type not reimbursed by the other tenants of the Property or not typically charged by landlord to tenants of multi-tenant buildings similar to the Property.
     (e) Permitted Use: The term “Permitted Use” shall mean any use that complies with applicable laws.
     (f) Premises: The term “Premises” shall mean (i) the entire building located on the Property, unless and until Landlord provides Tenant with at least forty-five (45) days prior written notice that it must consolidate its operations, whereupon, on the forty-five (45) days after such notice the Premises shall become the entire first floor of the Building, comprising approximately four thousand three hundred fifty (4,350) rentable square feet of the Building (the “Consolidated Premises”); and (ii) the right to park 20 vehicles in the parking areas located on the Property.
     (g) Property: The terms “Property” means the Building and the land thereunder and appurtenances thereto commonly known as 200 West Market Street and also known as Tax Map Parcel: 67-04-066-01-0001-00-0000, in the municipality of City of York, County of York, Commonwealth of Pennsylvania, as more particularly described on attached Exhibit A.
     (h) Real Property Taxes: The term “Real Property Taxes” shall mean all real property taxes and assessments imposed by any governmental or quasi-governmental authority, which are levied or assessed against the Premises. If any Real Property Tax is based upon property unrelated to the Premises, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift, gross rents or franchise taxes, or (ii) any tax levied on Landlord’s net income.
     (i) Square Footage of the Premises: The term “Square Footage of the Premises” shall mean 8,488 square feet prior to consolidation by Tenant into the Consolidated Premises and, after such consolidation, 4,350 square feet.
     (j) Tenant’s Property: The term “Tenant’s Property” shall mean all removable trade fixtures, furnishings and equipment used in the conduct of Seller’s business, which may be removed from the Premises without permanent damage to the Building, including without limitation, all batteries utilized for back up system(s), computers, telephone systems, desks, tables, and office equipment.
     (k) Tenant’s Proportionate Share: The term “Tenant’s Proportionate Share” shall mean the percentage derived by dividing the Square Footage of the Premises by the rentable square footage of the Building.

ARTICLE 2
DEMISE AND TERM
     (a) Demise of Premises: Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises for the Lease Term and upon the terms and conditions of this Lease.
     (b) Lease Term: The term “Lease Term” shall commences on the Effective Date and shall continue through August 31, 2007 (“Basic Term End Date”), provided, however, that if Tenant remains in possession of the Premises after such Basic Term End Date, the term and the Basic Term End Date shall be extended, without the necessity of any further notice on a month-to- month basis, unless and until either Landlord provides Tenant with at least sixty (60) days prior written notice of the termination of the Lease Term (which may be effectively given by Landlord at any time during the Lease Term) or Tenant provides at least 30-days prior written notice of the termination date for this Lease. The termination date of the Lease Term, as the same may be extended on a month-to-month basis pursuant to the foregoing is herein the “Expiration Date”.
     (c) Holdover: If Tenant does not surrender possession of the Premises on or before the Expiration Date (as the same may be extended pursuant to Section 2(b), above), Tenant shall pay a fee equal to $0.0333 per day times the Square Footage of (i) the Premises for each of the first thirty-30 days of holding over and there after $0.0444 per day times the Square Footage of the Premises for each day of hold-over occupancy; and Tenant hereby agrees that all obligations of Tenant and all rights of Landlord applicable during the Term of this Lease shall be equally applicable during any such period of subsequent occupancy, whether or not a month to month tenancy shall have been created. A holdover by Tenant without or without Landlord’s consent shall constitute a tenancy at sufferance. Acceptance of rent and other payments by Landlord after expiration or earlier of the term shall not be deemed to constitute consent to any holdover by Tenant.
ARTICLE 3
RENT
     (a) Base-Monthly Rent: No base rent shall be owing by Tenant for the period commencing on the Effective Date and ending on the Basic Term End Date. If Tenant remains in possession after the Basic Term End Date, then Tenant shall pay to Landlord, as the “Base Monthly Rent” for the Premises, the sum of $0.667 times the Square Footage Of the Premises for each full calendar month of such additional possession (the “Additional Possession Rent”). Base Rent for any partial month shall be prorated based on the actual number of days in such calendar month.
     (b) Allocated Share of Operating Expenses: As additional rent hereunder, Tenant shall pay to Landlord Tenant’s Proportionate Share of the Operating Expenses of the Building, in accordance with the following:
     (i) Monthly Estimate: Tenant shall pay Landlord the estimated monthly amount of Tenant’s Share of the Operating Expenses as mutually agreed upon by Landlord and Tenant, which approval shall not be unreasonably withheld. Within ninety (90) days after the Expiration Date of this Lease, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Operating Expenses for the Lease Term (all Operating Expenses paid during the Lease Term but attributable to periods outside of the Lease Term being prorated based on the total number of days covered by the expense as compared to the number of days of the Lease Term covered by the expense). If the actual Operating Expenses are not equal to the estimated operating Expenses paid by Tenant, the difference shall be paid to or by Landlord, as the case may require. Any payment required of Landlord shall be delivered to Tenant with delivery of Landlord’s statement and any payment required of Tenant shall be delivered to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s statement, to the end that Landlord shall receive the entire amount of the actual Operating Expenses for the Lease Term, and no more.
Notwithstanding the foregoing, prior to consolidation by Tenant into the Consolidated Premises, Tenant shall separately pay for the cost of all utilities consumed at the Property.
     (c) Additional Rent: Commencing on the Effective Date and continuing throughout the Lease Term, Tenant shall pay as additional rent (the “Additional Rent”) all other amounts payable to Landlord pursuant to this Lease.
     (d) Payment of Rent: All Base Monthly Rent and the estimated amount for Tenant’s Proportionate Share of Operating Expenses shall be paid in monthly installments, in advance on the first day of each calendar month during the Lease Term. All rent shall be paid to Landlord in lawful money of the United States, without any abatement, deduction or offset whatsoever (unless expressly stated to the contrary in this Lease) at Properties of York, LLC c/o ROCK Commercial Real Estate, LLC, 221 West Philadelphia Street, Suite 19, York, PA 17401 or at such other place or to such other person or entity as Landlord may designate from time to time.
     (e) Late Rent: In the event payment for any charges due under the terms of the Lease are not received within five (5) business days following delivery to Tenant of a notice of delinquency, a service charge of 6% of the past due amount will be applied on any and all late rentals. Late fees shall be due and payable as Additional Rent.
ARTICLE 4
USE OF PREMISES
     (a) Permitted Use: Tenant may use the Premises solely for the Permitted Use and for no other use. Tenant shall not commit nor permit to be committed any waste in or about the Premises or the Property. At all times Tenant’s operations in the Premises or the Property shall comply with the laws, statutes, rules, and regulations of governmental authorities applicable thereto.
ARTICLE 5
IMPROVEMENTS
     (a) Alterations: Tenant shall not make any alterations, additions, or changes to the Premises, but may remove Tenant’s Property from the Premises, provided Tenant repairs the damage caused by such removal.
     (b) Liens: Tenant shall keep the Premises free from any liens arising out any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees, or contractors during the Lease Term. If any such claim of lien is recorded, Tenant shall bond against or discharge the same within ten (10) days after written notice to Tenant that the same has been recorded.
ARTICLE 6
REPAIR AND MAINTENANCE
     (a) Maintenance By Landlord: At its sole cost, Landlord shall also undertake and complete any Capital Improvement required for the Building. Landlord shall also otherwise repair and maintain the following portions of the Building and the Premises in at least as good condition as existed on the Effective Date: (i) those portions of the Building lying outside of the demising walls of the Premises which are to be used in common by the tenants of the Building; and (ii) the electrical, plumbing, sewage and gas and heating, ventilating, and air conditioning equipment servicing the Premises. The cost incurred by Landlord to perform such repairs may be included in Operating Expenses in accordance with Sections 1.a and 3.b. In addition, subject to Section 8.d, Tenant shall reimburse Landlord for the cost of any repairs necessitated solely by the active negligence, willful misconduct, or breach of this Lease by Tenant or its agents, employees, contractors, or invitees during the Lease Term or at any time thereafter while Tenant is in possession of the Building or any portion thereof.
ARTICLE 7
REAL PROPERTY TAXES
     (a) Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed against Tenant, Tenant’s estate in this Lease or Tenant’s Improvements, if non-payment of such amount would result in a lien against the Premises.
ARTICLE 8
INSURANCE
     (a) Tenant’s Insurance: Tenant shall maintain in full force and effect during the Lease Term the insurance described below. A copy of each insurance policy required of Tenant shall be deposited with Landlord prior to the Effective Date and upon each renewal of such policy.
(i)	Liability Insurance: Commercial general public liability insurance protecting Tenant and Landlord, as an additional insured, against liability for personal injury, bodily injury, death, and damage to property occurring in or about the Property, or resulting from an occurrence in or about, the Property to afford protection in the combined single limit coverage of not less than one million dollars ($1,000,000) in respect to bodily injury of property damage in any single occurrence or such higher levels of liability coverage as Tenant is currently carrying with respect to the Premises. Such liability insurance shall contain a “contractual liability” endorsement insuring Tenant’s obligation to indemnify Landlord pursuant to paragraph 9.a and a Severability endorsement.

(ii)	Tenant’s Property Insurance: Fire and property damage insurance covering Tenant’s Property. The proceeds of such insurance shall be payable to Tenant.
     (b) Landlord’s Insurance: Landlord shall purchase and keep, in force fire, extended, “all-risk, special form” property insurance covering the Building in amounts not less than the actual replacement cost of the Building.
     (c) Landlord’s Right to Obtain Tenants Insurance: If Tenant fails to obtain any policy of insurance required of Tenant hereunder, Landlord may obtain such insurance at Tenant’s expense and Tenant shall reimburse to Landlord upon demand the cost of the policy.
     (d) Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, their respective successor and assigns, and the agents, employees, officers, directors, shareholders, and contractors of the other than their respective successors and assigns, from all liability for death, bodily injury, personal injury, or property damage that is caused by or results from any that is actually insured against or is to be insured against under this Lease and from any deductible from any such insurance. Each party shall use its commercially reasonable efforts to obtain agreements from its insurers, waives all right of recovery by way of subrogation against the other party, their respective successor and assigns, and the agents, employees, officers, directors, shareholders, and contractors of the other and their respective successors and assigns.
ARTICLE 9
INDEMNITY
     (a) Indemnification, of Landlord: Subject to Section 8.d and except to the extent caused by the negligence, willful misconduct, breach of lease, or violation of law by Landlord, any other tenant(s) of the Building, or their respective agents, employees, contractors, or invitees, Tenant shall hold harmless, indemnify and defend Landlord from all liability, penalties, losses, damages, costs, expenses, attorneys’ fees, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from the willful or negligent act or omission of Tenant, or its agents, employees, contractors, or invitees in or about the Property, or from the breach of this Lease by Tenant.
     (b) Indemnification of Tenant: Subject to Section 8.d and except to the extent caused by the negligence, willful misconduct, breach of lease, or violation of law by Tenant or its agents, employees, contractors, or invitees, Landlord shall hold harmless, indemnify and defend Tenant from all liability, penalties, losses, damages, costs, expenses, attorneys’ fees, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from the willful or negligent act or omission of Landlord, or its agents, employees, contractors, or invitees in or about the Property or from the breach of this Lease by Landlord.
     (c) In General: This Article shall survive the Expiration Date and the termination of the Lease. In no event shall this Article be deemed to make the parties liable for any lost rents, lost profits or other consequential damages.

ARTICLE 10
DAMAGE TO PREMISES; CONDEMNATION
     (a) In General: If the Premises are damaged by any peril during the Lease Term then Landlord or Tenant may terminate this Lease as to the portion of the Premises so damaged or as to the entirety of the Premises by delivery of written notice to the other party. If all, or any part, of the Building is taken by means by the exercise of the power of eminent domain or deed in lieu thereof, this Lease shall thereupon terminate with respect to the property so taken, then Landlord or Tenant may terminate this Lease as to any remaining portion of the Premises by delivery of written notice to the other party. Neither Landlord nor Tenant shall have any obligation to repair any damage to the Premises caused by a casualty or condemnation. If the Building is damaged or condemned, and the Lease is not entirely terminated pursuant to this Article, the Base Monthly Rent and Additional Rent shall be temporarily abated in proportion to the degree to which Tenant’s use of the Premises is impaired.
     (b) Division of Proceeds: The proceeds of Landlord’s insurance for damage to the Building and any condemnation proceeds for the taking of the Building shall be the sole property of Landlord and the proceeds of Tenant’s insurance for damage to Tenant’s Property and any condemnation proceeds for the taking of Tenant’s Property shall be the sole property of Landlord. Any condemnation proceeds for Tenant’s moving costs shall be Tenant’s property and the remainder of any condemnation award not previously allocated in this paragraph shall be Landlord’s property.
ARTICLE 11
DEFAULT AND REMEDIES
     (a)  Events of Tenant’s Default: An “Event of Default” in performance of Tenant’s obligations under this Lease shall occur, if:
(i)	Monetary Defaults: Tenant fails to pay any Base Monthly Rent or Additional Rent when due and such failure is not cured within five (5) business days after Landlord notifies Tenant in writing that such payment was not made when due, provided, however, that, if Tenant shall fail to pay any installment of rent or other charges by the dates set forth in this Lease more than twice in any six (6) month period, and an event of default shall be deemed to have occurred without written notice from Landlord if any Base Monthly Rent or Additional Rent is not paid when due on any other occasion; or

(ii)	Other Defaults: Tenant fails to perform any term, covenant, or condition of this Lease, except those requiring the payment of money to Landlord, and Tenant fails to commence to cure such default within fifteen (15) days after delivery of written notice from Landlord specifying the nature of the default or fails to thereafter continuously and with due diligence prosecute such cure to completion; or

(iii)	Assignment to Creditors: Tenant makes a general assignment of its assets for the benefit of its creditors; or

(iv)	Attachment: There occurs an attachment of, execution on, appointment of a custodian or receiver with respect to, or other judicial seizure of substantially all of Tenant’s assets or the leasehold created by this Lease and Tenant fails to obtain a return or release of such property before the earlier of (i) the thirtieth (30th) day thereafter, or (ii) the sale or other disposition or such assets or this leasehold; or

(v)	Bankruptcy: The filing of any voluntary or involuntary petition in bankruptcy by or against Tenant, which petition remains undischarged for a period of thirty (30) days. If, notwithstanding this provision, a trustee in bankruptcy or Tenant has the right to ratify, reject or assign this Lease in the bankruptcy proceeding, this Lease shall be ratified or assigned only if (i) the bankruptcy petition was filed in good faith; (ii) no Base Monthly Rent or Additional Rent (which the parties agree is the reasonable use and occupancy value of the Premises) is delinquent; (iii) all Defaults hereunder have been cured or “adequate assurance” that all such Defaults will be promptly cured is provided to Landlord; (iv) Landlord and all of its Lenders are compensated for all actual losses and expenses resulting from the filing of the petition; and (v) “adequate assurance” of future performance of each and every covenant of this Lease is provided to Landlord and its Lenders.
     (b) Landlord’s Remedies: Upon any Event of Default by Tenant, Landlord shall have the right, at Landlord’s election, to pursue, in addition to and cumulative of any other rights Landlord may have at law or in equity, any one or more of the following remedies without any additional notice or demand whatsoever:
(i)	Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof by legal means, without being liable for prosecution or any claim of damages therefore; and Tenant agrees to pay to Landlord on demand the amount of legally recoverable damages which Landlord may suffer by reason of such termination.

(ii)	Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof by legal means without being liable for prosecution or any claim for damages therefore, and relet the Premises and receive the rent thereof; crediting such amount against the damages owing by Tenant on account of the Event of Default; and Tenant agrees to pay to Landlord on demand any deficiency that may between the proceeds of such reletting and the legally recoverable damages owing by Tenant to Landlord.

(iii)	Enter upon the Premises without being liable for prosecution of any claim for damages therefore, and to cure the Event of Default, and Tenant agrees to reimburse Landlord on demand for any expense which Landlord may incur in thus effecting compliance with Tenant’s obligations under the lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(iv)	Require all rental payments by “subtenants”, including within that term the third parties occupying various portions of the Premises under the terms of Lease agreements with Tenant, as primary lessor or as sublessor, which would otherwise be paid to Tenant to be paid directly to Landlord and apply such rentals so paid to or collected by Landlord against any rents or other charges due to Landlord by Tenant hereunder. No direct collection by Landlord from such “subtenants” shall release Tenant from the further performance of Tenant’s obligations hereunder.

(v)	Declare all unpaid rental payments for the Term or renewal term of this Lease to be due and payable immediately and proceed to collect the same.

(vi)	Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Failure by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of any other violation or breach of any of the terms, provisions, and covenants herein contained.

(vii)	In determining the amount of loss or damage which Landlord suffers by reason of the termination of this Lease Agreement or the amount of deficiency arising by reason of the reletting by Landlord as provided above, damages shall be awarded for Landlord’s cost of repossessing the Premises and the cost of any and all repairs or remodeling that is undertaken by Landlord to restore the Premises to a tenantable condition or to place the Premises in a desirable tenantable condition for a new tenant shall be deducted from the proceeds of the reletting before the same are applied against the Tenant’s obligations to the Landlord. These costs include reasonable attorney’s fees and court costs.

(viii)	Landlord will use reasonable efforts to mitigate the damages incurred due of an Event of Default by Tenant.

     (c) Confession Of Judgment.
          (i) Upon a failure by the Tenant to pay any Base Monthly Rent or Additional Rent as provided in this lease when due, or upon the occurrence of any other Event of Default specified in this Lease Agreement, the entire amount due under this lease shall become immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the tenant. Upon the occurrence of such an Event of Default, the Tenant thereupon authorizes and empowers any attorney of any court of record in the Commonwealth of Pennsylvania to appear for the Tenant, and to confess judgment in favor of the Landlord and against the Tenant in the Court of Common Pleas of York County for the total amount then due and owing to the Landlord, as well as costs of suit and reasonable attorney’s fees, and to transfer judgment so entered to any other county or jurisdiction pursuant to applicable law without regard to its character as a confessed judgment. The authority to confess judgment herein granted shall not be exhausted by any one exercise thereof, but shall continue in full force and effect from time to time and at all times until payment in full of the total amount due the Landlord, and entry of judgment on this Lease shall not be deemed to restrict or limit the Landlord in pursuing any other remedy available to the Landlord under the Lease Agreement, or any other remedy available to the Landlord at law or in equity, to enforce collection of the total amount due and owing to the Landlord. All of said remedies are hereby declared to be non-exclusive and exercisable separately or concurrently, until the total amount due and owing to the Landlord is paid in full.
          (ii) The Tenant hereby waives the benefit of any present or future law or rule of procedure authorizing stay of execution on any judgment recovered on this Lease Agreement, and the exemption of property from levy and sale there under, and any and all .errors, defects, and imperfections whatsoever of a procedural nature in the entry of any judgment or in any process of proceedings thereon or relating to the same.
     (d) Landlord’s Default and Tenant’s Remedies: If Landlord fails to perform any of its obligations under this Lease and does not commence to undertake to cure such default within fifteen (15) days after written notice from Tenant specifying the nature of such default or thereafter fails to continuously and with due diligence prosecute such cure to completion, Tenant, in addition to its other rights and remedies under Pennsylvania law, upon an additional five (5) business days prior written notice to Landlord (the “Second Notice”), may cure any default of Landlord and receive reimbursement upon demand from Landlord for the cost of such cure.
     (e) Waiver: One party’s consent to any particular act shall not be deemed to waive the party’s right to approve any subsequent or similar act. A party’s receipt of any payment with or without knowledge of a breach of any provision hereof shall not be deemed a waiver of any breach other than failure to make the payment so received, unless such waiver is in writing. No delay or omission in the exercise of any right or remedy accruing to either party shall impair any right or remedy hereunder or be construed as a waiver of any breach of this Lease. The waiver of a breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of that provision or any other breach of a provision of this Lease.

ARTICLE 12
ASSIGNMENT AND SUBLETTING
     (a) By Tenant: Tenant shall not sublet the Premises or assign or encumber its interest in this Lease, whether voluntarily or by operation of law Notwithstanding the foregoing, Tenant may, without Landlord’s consent shall not be required for (i) an assignment or sublease between Tenant and any corporation which controls, which is controlled by, or which is under common control with Tenant, (ii) an assignment of the Lease in connection with the sale of Tenant as a going concern, (iii) an assignment of the Lease to the purchaser of substantially all of Tenant’s assets, or (iv) an assignment of the Lease in connection with a merger, consolidation or non-bankruptcy reorganization of Tenant. Upon demand, Landlord shall state in writing that its consent is not required for an assignment or a subletting described in the preceding sentence.
     (b) By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in the Premises at any time and to any person or entity. In the event of any such transfer, the transferor Landlord shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which will accrue or arise after the date of transfer, to the extent such obligations are assumed by the successor Landlord.
ARTICLE 13
TERMINATION
     (a) Surrender of the Premises: Tenant shall surrender the Premises to Landlord on or before the Expiration Date in the same condition as existed on the Effective Date, ordinary wear and tear, acts of God, perils, condemnations, repairs to be conducted by Landlord, and damage caused by Landlord, other tenant(s) of the Property or their respective agents, employees, contractors, and invitees excepted.
     (b)Relocation: If Landlord needs possession of the Premises in order to lease it to a third party prior to the Basic Term End Date, Landlord shall have the right to relocate the Premises to comparable space in another building in the general vicinity of the Building, provided that Landlord provides Tenant with at least sixty (60) days prior written notice of any such relocation, Landlord pays all moving and relocation costs relating thereto and the total rent to be paid by Tenant for such substitute premises shall not exceed the total payments being made hereunder by Tenant for the period ending on the Basic Term End Date.
ARTICLE 14
GENERAL PROVISIONS
     (a) Landlord’s Right to Enter: Landlord or its agents may enter the Premises at any reasonable time for the purpose of (i) inspecting the same, (ii) posting notices of no responsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) performing Tenant’s obligations when Tenant has failed to commence to do so within five (5) days after written notice from Landlord, and/or (v) in case of an emergency; provided, however, that except in the case of an emergency Landlord and/or its agent shall first give Tenant at least twenty-four (24) hours prior notice of its intention enter the Premises and at all times Landlord shall comply with all of Tenant’s security regulations. If Tenant so elects, Landlord and its agents shall be accompanied by a representative of Tenant during any such entry. Landlord shall not have the right to open or inspect confidential files or safes and Landlord shall not disclose to others any confidential information regarding Tenant’s business, which Landlord may learn as a consequence of any such entry into the Premises. Tenant shall permit Landlord to place upon the Property the usual “For Rent” and/or “For Sale” signs, and shall permit Landlord and its agents, at reasonable times and upon twenty-four (24) hours notice to show the Premises to prospective tenants or purchasers.
     (b) Subordination: This Lease is subject and subordinate to all underlying leases, mortgages, and deeds of trust, which affect the Property and are of public record as of the Effective Date of this Lease. At Landlord’s written election, this Lease shall become and thereafter remain subject and subordinate to any and all future underlying leases, mortgages or deeds of trust affecting the Property which may be executed and placed of public record on or after the effective date of this Lease, and to any renewals, modifications, consolidations, replacements or extensions thereof, so long as the lender holding such instrument agrees in writing that it will recognize Tenant’s rights under this Lease and will not disturb Tenant’s quiet possession of the Premises so long as there is no Event of Default by Tenant hereunder. Tenant agrees, within ten (10) days after Landlord’s written request therefor, to execute, acknowledge, and deliver any and all documents or instruments reasonably requested by Landlord or such Lender and necessary or proper to assure such subordination of this Lease as required by this paragraph.
     (c) Estoppel Certificates: Within ten (10) days following written request from the other party, each party hereto shall promptly execute and deliver an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modify, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature, and (iv) certifying such other ‘information about the Lease as may be reasonably required by the requesting party.
     (d) Force Majeuie: Any prevention or delay due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, action or inaction, civil commotion, fire or other acts of God, or other causes beyond the reasonable control of a party obligated to perform hereunder (except financial inability) shall excuse the prevented performance of any covenant of such party (other than a covenant to pay money) for the period of the delay.
     (e) Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be personally served or be given by next business day United States mail, postage prepaid, and addressed to the party to be served at the following addresses:

Landlord:	Properties of York, LLC
c/o ROCK Commercial Real Estate, LLC
221 West Philadelphia Street, Suite 19
York, PA 17401

with copy to:	Robert A. Fahn
232 South Beverly Drive, Suite 228
Beverly Hills, CA 90212

Tenant:	StarVox Communications, Inc.
2728 Orchard Parkway
San Jose, California 94560
If mailed, the notice shall be deemed given, delivered, and received on the next business day after deposit. Either party may change its address or designate additional parties for notices by giving ten (10) days prior written notice of the change in accordance with this paragraph to all parties entitled to notice.
     (f) Attorney’s Fees: If any suit, legal or administrative proceeding, or arbitration is commenced in connection with this Lease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expert’s fees. If any party shall become subject to any bankruptcy, insolvency or creditor’s proceeding, the other party shall be entitled to reimbursement upon demand of all cost it incurs (together with interest thereon at the Interest Rate from the date of the expenditure until repaid) to (i) protect or establish any right hereunder, (ii) obtain “adequate assurances” or “adequate protection” of its interest in this Lease or the Premises, or (iii) otherwise obtain relief from the effects of such proceeding.
     (g) Reasonable Consent: Whenever a party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this Lease, then such consent or approval shall not be unreasonably withheld or delayed.
     (h) Reasonable Expenditures: All expenditures by a party for which such party shall seek reimbursement from the other party shall be reasonably incurred, shall not exceed the fair market value of the goods and services involved, and shall be substantiated by documentary evidence available for inspection by the reimbursing party, or its agent, during normal business hours.
     (i) Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof and all other provisions of this Lease shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease. Any executed copy of this Lease shall be dead an original for all purposes. Subject to the provisions regarding assignment, this Lease shall apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. This Lease shall be construed and enforced in accordance with the laws of the State wherein the Property is located. The language in all parts of this Lease has been reviewed, negotiated and approved by both parties and their legal counsel and in all cases shall be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not affect the interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, a corporation, and a joint venture. The singular includes the plural. The terms “shall”, “will”, and “agree” are mandatory. The term “may” is permissive. When a party is required to act by this Lease, unless expressly provided to the contrary it shall do so at its sole expense without right of reimbursement from the other party. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease.
     (j) Real Estate Licensee: Benjamin M. Bode is a principal of Landlord and is a Pennsylvania licensed agent and an employee of ROCK Commercial Real Estate, LLC, and David L. Bode is a principal of Landlord and is a Pennsylvania licensed Real Estate Broker and is a principal of ROCK Commercial Real Estate, LLC.
     (k)Tenant’s Additional Responsibilities: Tenant shall be solely responsible for the payment of its own telephone, medical refuse disposal, and any other utility services or charges that are used or wasted by said Tenant on the Premises.
     (1) Interruption of Utilities. Landlord shall, under no circumstances, be liable to Tenant in damages or otherwise, for any interruption in the service of water, electricity, gas, heating, air conditioning or other utilities or services caused by any unavoidable delay, by the making of any necessary repairs or improvements, or by any other cause beyond Landlord’s reasonable control.
     (m) Refuse Removal. Tenant shall be responsible for and bear the cost of removal of all waste and refuse (hazardous, infectious material) generated in its course of business requiring special handling.
     (n) Entire Agreement: This Lease and Exhibit “A” (Property ), which are attached hereto and by this reference incorporated herein, constitute the entire agreement between the parties and there are no binding agreements or representations between the parties with respect to the subject matter of this Lease except as expressed herein. No subsequent change or addition to this Lease shall be binding, unless it is in writing and signed by the party to be bound thereby. This Lease may be executed in counterparts, which together will constitute the entire Lease.
     (o) Liability of Landlord. Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in and to the Building and the proceeds thereof. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises. Furthermore, without limiting any of the foregoing, Tenant waives any claim against Landlord for injury to Tenant’s business or loss of income, loss of opportunity or loss of goodwill therefor or any consequential, punitive, special or exemplary damages, however occurring.
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     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby as of February       , 2007.

“LANDLORD”	“TENANT”

StarVox Communications, Inc.

a	a California corporation

By:	By:

Name:	Name:

Its:	Its:

Address For Notices: 232 South Beverly Drive Suite 228 Beverly Hills, California 90212	Address For Notices: 2728 Orchard Parkway San Jose, California 94560.

EXHIBIT A
Property